DEFINITIVE PROXY STATEMENT

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

     SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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 SPHERION CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2008

To our Stockholders:

     On behalf of the Board of Directors, it is our pleasure to invite you to attend the annual meeting of stockholders of Spherion Corporation.

     As shown in the formal notice enclosed, the annual meeting will be held at 8:00 a.m. (Eastern Daylight Time) on Tuesday, May 20, 2008 at our corporate headquarters, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309. At the annual meeting we will be acting on the matters described in this proxy statement. If you will need special assistance at the annual meeting because of a disability, please contact Ms. Dahlton Bennington at (954)-308-8427.

     We hope you will be able to attend our annual meeting. However, whether or not you are personally present, it is important that your shares be represented at this meeting to assure the presence of a quorum. Whether or not you plan to attend the annual meeting, you are urged to date, sign and mail the enclosed proxy card in the envelope provided or vote by telephone or on-line.

     Thank you for your support.

Sincerely,

Roy G. Krause	James J. Forese
President & Chief Executive Officer	Chairman

SPHERION CORPORATION
______________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
______________

To Be Held
Tuesday, May 20, 2008
8:00 a.m. EDT

To our Stockholders:

     NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of SPHERION CORPORATION, a Delaware corporation, will be held at 8:00 a.m. (Eastern Daylight Time) on Tuesday, May 20, 2008 at our corporate headquarters, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309. At the Annual Meeting, our stockholders will be asked to consider and vote upon the following matters:

1.	The election of three Class III members of the Board of Directors to hold office until the 2011 annual meeting of stockholders or until their successors are duly elected and qualified.

2.	A proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the 2008 fiscal year.

3.	The transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on March 24, 2008 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS,

Thad S. Florence
Secretary

Fort Lauderdale, Florida
April 11, 2008

—IMPORTANT—

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE OR VOTE BY TELEPHONE OR ON-LINE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

THANK YOU FOR VOTING PROMPTLY.

TABLE OF CONTENTS

About the Annual Meeting	1
Purpose of the Annual Meeting	1
Voting at the Annual Meeting	1
Voting rights of the holders of our Common Stock	1
Quorum	1
How to vote	2
Changing your vote	2
The Board’s recommendations	2
Required vote for approval	3

Corporate Governance and Board Matters	3
General	3
Board Committees	3
Director Independence	4
Director Selection Process	5
Board Compensation	5
Certain Relationships and Related Transactions	7
Corporate Governance Guidelines and Code of Ethics	7
Communication with the Board of Directors	7
Stockholder Proposals	7

Executive Compensation	8
Compensation Committee Governance	8
Compensation Committee Interlocks and Insider Participation	9
Compensation Committee Report	9
Compensation Discussion and Analysis	9
Summary Compensation Table	14
Grants of Plan-Based Awards	15
Outstanding Equity Awards at Fiscal Year-End	16
Stock Vested During Fiscal 2007	17
Nonqualified Deferred Compensation	17
Potential Payments on Account of Retirement, Termination without Cause, Change in Control, Death/Disability or Resignation	19

Audit-Related Matters	21
Audit Committee Report	21
Audit and Non-Audit Fees	22
Pre-Approval Policies and Procedures	22

Items to be Voted On	23
Item 1 – Election of Directors	23
Directors Standing for Election	23
Item 2 – Ratification of Appointment of Auditors	25
Other Matters	25

Other Information	26
Security Ownership of Certain Beneficial Owners and Management	26
Section 16(a) Beneficial Ownership Reporting Compliance	29
Proxy Solicitation Costs	29
Reduce Duplicate Mailings	30
Additional Information	30

2008 ANNUAL MEETING OF STOCKHOLDERS
OF
SPHERION CORPORATION
________________

PROXY STATEMENT
________________

     This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Spherion Corporation, a Delaware corporation (“Spherion” or “the Company”), of proxies from the holders of our common stock, $.01 par value per share (the “Common Stock”), for use at our 2008 Annual Meeting of Stockholders to be held pursuant to the enclosed Notice of Annual Meeting, at 8:00 a.m. (Eastern Daylight Time) on Tuesday, May 20, 2008, at our corporate headquarters, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309, telephone (954) 308-7600, or at any adjournments or postponements thereof (the “Annual Meeting”).

     The approximate date that this Proxy Statement and the enclosed form of proxy (“Proxy Card”) are first being sent to stockholders is April 11, 2008.

     ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

     At the Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting attached to this Proxy Statement. In addition, management will respond to questions by stockholders.

Voting at the Annual Meeting

     Only stockholders of record at the close of business on March 24, 2008, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the Common Stock that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

Voting rights of the holders of our Common Stock

     Each stockholder is entitled to one vote on each matter properly presented at the Annual Meeting for each share of Common Stock owned by that stockholder at the close of business on the Record Date. Therefore, if you owned 100 shares of Common Stock at the close of business on March 24, 2008, you can cast 100 votes for each matter properly presented at the Annual Meeting. Stockholders do not have a right to cumulate their votes for directors.

Quorum

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct business at the Annual Meeting. As of the Record Date, there were 55,191,264 shares of Common Stock issued and outstanding and entitled to be voted at the Annual Meeting. Thus, the presence of the holders of Common Stock representing at least 27,595,633 shares will be required to establish a quorum. If less than a majority of the shares of Common Stock entitled to vote are represented at the Annual Meeting, the holders of a majority of the shares actually represented may adjourn the Annual Meeting to another date, time and place.

     Pursuant to Delaware law, proxies received but marked as abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum. Abstentions are counted as present and entitled to vote and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter. However, a broker non-vote on a matter is considered as not entitled to vote on that matter and thus is not counted as a vote cast in determining whether a matter has been approved.

     A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder at our corporate headquarters, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309, for a period of ten days prior to the Annual Meeting and also at the Annual Meeting.

How to vote

     Depending on how you hold your Common Stock, there are several ways in which you may vote:

  Sign and return your Proxy Card. Any stockholder may complete and properly sign the accompanying Proxy Card and return it and your shares will be voted as you direct.

  Vote by Telephone. You may vote by telephone by following the instructions included with your Proxy Card. The deadline for voting by telephone is 11:59 p.m. (Eastern Daylight Time) on May 19, 2008. For those “street name” stockholders (stockholders whose shares are held through a broker or nominee) who wish to vote by telephone, please check your Proxy Card or contact your broker or nominee to determine whether you will be able to vote by telephone.

  Vote on the Internet. You may vote electronically through the Internet by following the instructions included with your Proxy Card. The deadline for voting electronically using the Internet is 11:59 p.m. (Eastern Daylight Time) on May 19, 2008. For those “street name” stockholders who wish to vote by using the Internet, please check your Proxy Card or contact your broker or nominee to determine whether you will be able to vote using the Internet.

  Attend the Annual Meeting in person. Any stockholder may attend the Annual Meeting in person and vote their shares in person; however, if you are a “street name” stockholder and you wish to vote in person at the Annual Meeting, you will need to obtain a proxy form from the institution that holds your shares.

  401(k) Plan stockholders. If you participate in Spherion’s 401(k) plan, you may vote the amount of shares of Common Stock credited to your account as of the Record Date. You may vote by instructing T. Rowe Price, the trustee of the 401(k) plan, pursuant to the instruction card being delivered with this Proxy Statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if received by May 15, 2008. If you do not send timely instructions, the nonvoted whole and fractional shares will be voted by the trustee in the same proportion that it votes the whole and fractional shares for which it did receive timely voting instructions.

     No matter what method you ultimately decide to use to vote your Common Stock, we urge you to vote promptly.

Changing your vote

     Even after you have submitted your Proxy Card you may change your vote at any time before the proxy is exercised by filing with our Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date; however, no such revocation or subsequent proxy will be effective unless and until written notice of the revocation or subsequent proxy is received by us at or prior to the Annual Meeting.

     For 401(k) shares, you may revoke previously given voting instructions on or before May 15, 2008 by filing with the trustee either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.

The Board’s recommendations

     The Board’s recommendations are set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

  “for” election of the nominated slate of directors (see Item 1);

  “for” ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the 2008 fiscal year (see Item 2).

     Unless you give other instructions on your Proxy Card, the persons named proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board. With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Required vote for approval

     Election of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

     Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted as representing a share or shares represented by proxy and entitled to vote at the Annual Meeting. Accordingly, an abstention will have the effect of a negative vote.

CORPORATE GOVERNANCE AND BOARD MATTERS

General

     There are currently nine members of the Board of Directors:

     James J. Forese, Chairman
     Steven S. Elbaum
     William F. Evans
     Roy G. Krause
     J. Ian Morrison
     David R. Parker
     Barbara Pellow
     Anne Szostak
     A. Michael Victory

     Steven S. Elbaum served as non-executive chairman of the Board of Directors until May 2007. Since May 2007, James J. Forese has served as non-executive chairman of the Board of Directors.

     The Board of Directors held twelve meetings during Fiscal 2007. All directors attended at least seventy-five percent of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during Fiscal 2007. We do not have a formal policy regarding attendance by members of the Board of Directors at the annual meeting of stockholders, but we encourage directors to attend and historically, most have done so. The Board of Directors has the ability to retain outside advisors as it deems necessary in the performance of its duties.

Board Committees

     The standing committees of the Board include: the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Nominating Committee. The Executive Committee was dissolved in May 2007. The following table sets forth Committee memberships as of the date of this Proxy Statement.

Corporate
	Audit	Compensation	Governance	Nominating
Director	Committee	Committee	Committee	Committee
James J. Forese			**
Steven S. Elbaum	*		*
William F. Evans	**		*
Roy G. Krause
J. Ian Morrison		*	*	*
David R. Parker	*		*	*
Barbara Pellow		*	*	*
Anne Szostak		**	*	*
A. Michael Victory		*	*	**
____________________

*	Member
**	Chair

     The functions of the Audit Committee and its activities during Fiscal 2007 are described below in the Audit Committee Report. The Committee met eleven times during Fiscal 2007. All members of the Audit Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange (“NYSE”) and meet financial literacy and management expertise requirements. Chairman William F. Evans has been designated by the Board as an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Securities Exchange Act of 1934. The charter of the Audit Committee is available on our website at www.spherion.com under the Corporate Governance tab found in the Investor Relations section, and a copy may be obtained by written request to the Corporate Secretary at Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309.

     All members of the Compensation Committee are “independent” within the meaning of the listing standards of the NYSE. The Compensation Committee grants stock and equity-linked awards, determines and approves, in consultation with the other independent directors, the Chief Executive Officer’s (“CEO”) annual compensation, evaluates the performance and approves the compensation of our executive officers including our Named Executive Officers (as defined on page 11), administers our equity-based plans, and reviews and makes recommendations to the Board concerning compensation for directors and approval of compensation plans requiring stockholder approval. For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see Compensation and Discussion Analysis elsewhere in this proxy statement. The Compensation Committee met five times during Fiscal 2007. The charter of the Compensation Committee is available on our website at www.spherion.com under the Corporate Governance tab found in the Investor Relations section, and a copy may be obtained by written request to the Corporate Secretary at Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309.

     The Corporate Governance Committee is comprised of all of the independent, non-employee directors and meets regularly in executive session without the presence of the CEO or other management. These executive sessions are presided over by the Committee’s Chairman who is selected annually by the Board of Directors. During Fiscal 2007, Steven S. Elbaum, as the Committee’s Chairman, presided over the executive sessions until May 2007. Commencing in May 2007, James J. Forese, as the Committee’s Chairman, presided over the executive sessions. The primary functions of the Corporate Governance Committee include reviewing and recommending to the Board: (i) roles and compositions of the various Board committees; (ii) evaluation of the performance of the Board; and (iii) evaluation of the senior management. This Committee met three times during Fiscal 2007. The charter of the Corporate Governance Committee is available on our website at www.spherion.com under the Corporate Governance tab found in the Investor Relations section, and a copy may be obtained by written request to the Corporate Secretary at Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309.

     The Nominating Committee, whose primary function is to identify and recommend nominees for election as directors, met once during Fiscal 2007. All members of the Nominating Committee are “independent” within the meaning of the listing standards of the NYSE. The charter of the Nominating Committee is available on our website at www.spherion.com under the Corporate Governance tab found in the Investor Relations section, and a copy may be obtained by written request to the Corporate Secretary at Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309.

     The primary function of the Executive Committee was to exercise the authority of the Board during intervals between meetings of the Board, subject to limitations of Delaware law. The Executive Committee did not meet during Fiscal 2007 and was dissolved in May 2007.

Director Independence

     The provisions of our Governance Principles regarding director independence meet the listing standards of the New York Stock Exchange. A copy of our Governance Principles is also available on our website at www.spherion.com under the Corporate Governance tab found in the Investor Relations section, and a copy may be obtained by written request to the Corporate Secretary at Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309. The Board of Directors has determined that all of its members are “independent” within the meaning of these standards, with the exception of Roy G. Krause, who is also our President and Chief Executive Officer. The Board of Directors has determined that each independent director has no material relationship with the Company, other than in their capacity as an independent director.

Director Selection Process

     The Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. The Committee has also retained, from time to time, a third-party executive search firm to identify candidates upon request of the Committee. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary in writing with whatever supporting material the stockholder considers appropriate. The Nominating Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of our Restated By-laws relating to stockholder nominations as described in “Stockholder Proposals” below.

     Once the Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Charter of the Nominating Committee, including:

  the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties;

  the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

  the prospective nominee’s character and integrity; and

  the prospective nominee’s ability to be free of any conflict of interest.

     The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Board Compensation

     Non-employee directors receive an annual retainer. The annual retainer is determined by the Board each year and is effective for a twelve-month period commencing on July 1st of such year. The Board may designate the manner in which the annual retainer shall be payable including, but not limited to, in cash, in shares of our Common Stock or in any combination thereof, and may permit up to 100% of the annual retainer to be deferred and paid to the directors in the form of Restricted Stock Units with a voluntary deferral feature (“RSUs”). The annual retainer payable to each non-employee director is currently set at $35,000. Our Chairman receives an additional annual retainer in the amount of $125,000 payable in cash, RSUs or stock options, at the election of the Board. In 2007, the Board elected to pay the Chairman in cash. In addition, the Chairperson of the Nominating Committee receives an additional annual retainer in the amount of $10,000, payable in cash. The Chairpersons of the Audit and Compensation Committees receive an additional annual retainer in the amount of $20,000, payable in cash. In 2007, the Board of Directors awarded Mr. Forese an additional $40,000, paid in cash, as fees for work performed as the Chair of the Executive Committee, in excess of what was expected to be covered by payment of the annual retainer for that position.

     Additionally, non-employee directors are compensated at the rate of $2,000 per Board meeting attended and $1,500 per Committee meeting attended, each payable in cash. Directors are reimbursed for expenses incurred by them in connection with our business. In addition, Messrs. Morrison and Victory participate in certain of our health benefit plans for which they pay the entire premium.

     Each non-employee director is entitled to receive an annual grant of RSUs in an amount equal to $50,000 based on the value of the underlying Common Stock, vesting on the first anniversary of the date of grant. Five thousand three-hundred fourteen (5,314) RSUs were granted to each non-employee director on July 2, 2007 and will vest on July 2, 2008.

     Non-employee members of the Board of Directors are required to meet certain stock ownership guidelines. Each is required to own and hold a minimum of 10,000 shares of our Common Stock. Vested RSUs count toward this requirement. With the exception of Ms. Pellow, who joined the Board of Directors in October 2006, all of our current directors have already met the stock ownership requirement. New directors have two years from the time of election to the Board to meet this goal.

     Prior to July 2006, director retainers payable in shares of our Common Stock, and annual director grants, were in the form of Deferred Stock Units (“DSUs”) in accordance with the Deferred Stock Plan (defined on page 18).

     The table below shows the total cash and equity-based compensation paid in 2007 to each of our current non-employee directors.

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)	($) (1)	($)
(a)	(b)	(c)	(h)
James J. Forese	$245,000	$50,004	$295,004
Steven S. Elbaum	$ 72,000	$50,004	$122,004
William F. Evans	$ 97,000	$50,004	$147,004
J. Ian Morrison	$ 64,000	$50,004	$114,004
David R. Parker	$ 77,000	$50,004	$127,004
Barbara Pellow	$ 74,000	$50,004	$124,004
Anne Szostak	$ 88,000	$50,004	$138,004
A. Michael Victory	$ 78,000	$50,004	$128,004
____________________

(1)	RSUs were granted on July 2, 2007, with a grant date fair value of $9.41 per share, and vest on July 2, 2008. The aggregate number of DSUs and RSUs held by the non-employee directors at the end of fiscal year ended December 30, 2007 (“Fiscal 2007”) were as follows: James J. Forese, 15,463 DSUs, all of which were vested and deferred, and 10,864 RSUs, of which 5,550 were vested and deferred; Steven S. Elbaum 77,238 DSUs, all of which were vested and deferred, and 21,963 RSUs, of which 16,649 were vested and deferred; William F. Evans 20,494 DSUs, all of which were vested and deferred, and 10,864 RSUs, of which 5,550 were vested and deferred; J. Ian Morrison 20,494 DSUs, all of which were vested and deferred, and 10,864 RSUs, of which 5,550 were vested and deferred; David R. Parker, 10,051 DSUs, all of which were vested and deferred, and 10,864 RSUs, of which 5,550 were vested and deferred; Barbara Pellow 5,314 RSUs, none of which were vested; Anne Szostak, 7,576 DSUs, all of which were vested and deferred, and 10,864 RSUs, of which 5,550 were vested and deferred; A. Michael Victory, 10,864 RSUs, of which 5,550 were vested and deferred. Although no option awards were granted to directors during Fiscal 2007, the aggregate number of option awards held by the non-employee directors at the end of Fiscal 2007 were as follows: 5,000 vested shares for James J. Forese; 86,111 vested shares for Steven S. Elbaum; 43,738 vested shares for William F. Evans; 43,738 vested shares for J. Ian Morrison; 0 shares for Barbara Pellow; 0 shares for Anne Szostak; 43,738 vested shares for A. Michael Victory.

Certain Relationships and Related Transactions

     We did not have any related party transactions during Fiscal 2007. Our policy, pursuant to our Code of Business Conduct and Ethics, is to not enter into any transaction that would require disclosure under Item 404(a) of Regulation S-K. If such a transaction were to arise, we would require approval of the full Board of Directors, excluding any interested directors.

Corporate Governance Guidelines and Code of Ethics

     The Board of Directors has adopted a set of Governance Principles, which provide a framework within which the Board of Directors and its Committees direct the affairs of the Company. The Governance Principles address the roles of the Board and management, functions of the Board, qualifications for directors, director independence, ethics and conflicts of interest, among other matters. The Governance Principles are available on our website at www.spherion.com under the Corporate Governance tab found in the Investor Relations section, and a copy may be obtained by written request to the Corporate Secretary at Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309.

     We also have a Code of Business Conduct and Ethics, which is applicable to all of our employees, officers and directors and a separate Code of Ethics for Chief Executive Officer and Senior Financial Officers, which is applicable to the principal executive officer, the principal financial officer, and the vice president of finance. Both the Code of Business Conduct and Ethics and the Code of Ethics for Chief Executive Officer and Senior Financial Officers are available on our website at www.spherion.com under the Corporate Governance tab found in the Investor Relations section, and a copy may be obtained by written request to the Corporate Secretary at Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309. We intend to post amendments or waivers, if any, to the Code of Business Conduct and Ethics (to the extent applicable to our principal executive officer, principal financial officer or principal accounting officer) and waivers to the Code of Ethics for Chief Executive Officer and Senior Financial Officers at this location on our website.

Communication with the Board of Directors

     Any stockholder or other interested party who wishes to communicate with the Board of Directors, a committee of the Board, the non-management directors as a group or any member of the Board (including our non-executive chairman), may send correspondence to the Corporate Secretary at Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida, 33309. The Corporate Secretary will submit all stockholder correspondence relating to material matters affecting our company to the Board of Directors, committee of the Board, the presiding director, non-management directors as a group or individual member, as the case may be.

Stockholder Proposals

     As more specifically provided in our Restated By-laws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 50 days nor more than 75 days prior to the scheduled date of the annual meeting. Accordingly, as our Restated Bylaws state that our annual meeting be held on the third Tuesday of May each year, any stockholder proposal to be considered at the 2009 Annual Meeting must be properly submitted to us not earlier than March 6, 2009 nor later than March 31, 2009. Stockholders desiring to suggest qualified nominees for director positions should submit the required information to our Corporate Secretary within the same time period. Detailed information for submitting stockholder proposals or recommendations for director nominees will be provided to you if you make a written request to our Corporate Secretary, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309. These requirements are separate from the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a proposal included in our Proxy Statement. For the 2009 Annual Meeting, under the Commission’s requirements, any stockholder proposals and recommendations for director nominees must be received by our Corporate Secretary no later than December 12, 2008 in order to be included in our 2009 Proxy Statement.

EXECUTIVE COMPENSATION

Compensation Committee Governance

     Charter. The Compensation Committee’s charter is available on our website at www.spherion.com under the Corporate Governance tab found in the Investor Relations section, and a copy may be obtained by written request to the Corporate Secretary at Spherion.

     Scope of authority. In accordance with the Compensation Committee Charter, the Committee is responsible for the following:

  Participating in the development and approval of the compensation philosophy and policies;

  Recommending to the Board of Directors compensation for the Board of Directors;

  Reviewing and approving corporate goals and objectives with respect to compensation for the Chief Executive Officer and other senior officers, consistent with the our strategic plan, evaluating the officers’ performance in light of those goals and objectives, and based on those evaluations determining their annual and long-term compensation, including salary, bonus, incentive and equity compensation;

  Administering equity-based plans, including the stock option and deferred stock plans;

  Approving adoption of compensation plans not requiring stockholder approval and recommending for Board approval compensation plans requiring stockholder approval;

  Reviewing and discussing with management our disclosures under “Compensation Discussion and Analysis” (the “CD&A”), and based on such review and discussion, making a recommendation to the Board of Directors as to whether the CD&A should be included in our annual report on Form 10-K and, as applicable, the Company’s proxy statement.

  Preparing and publishing a Committee report on executive compensation in our proxy statement.

     Delegation authority. The Committee may delegate authority to officers or to a subcommittee as it may deem appropriate from time to time. For 2007, the Compensation Committee delegated to the Chief Executive Officer the ability to award up to an aggregate of 100,000 shares under the 2006 Stock Incentive Plan to non-insider new hires during the year, with a maximum of 25,000 shares for any individual.

     Governance. The Committee focuses on good governance practices in its operation. In 2007 this included:

  Considering compensation for the Named Executive Officers in the context of all of the components of total compensation;

  Reviewing tally sheets for senior executives;

  Receiving meeting materials several days in advance of meetings and making important decisions over the course of more than one meeting;

  Having executive sessions of Committee members only; and

  Obtaining professional advice from an outside compensation consultant and having direct access to that consultant.

     Role of executive officers. The Chief Executive Officer, with input from the Chief Human Resources Officer, recommends to the Committee base salary, target bonus levels, actual bonus payouts and long-term incentive grants for Named Executive Officers other than the CEO. The Committee considers, discusses, modifies as appropriate, and takes action on such proposals.

     Role of compensation consultants. In 2007, the Committee continued to directly retain Hewitt Associates as its outside compensation consultant. The Committee informed Hewitt in writing that it expected Hewitt to be frank with the Committee at all times and to advise the Committee if and when there were elements of management proposals to the Committee that Hewitt believed the Committee should not support.

     During 2007, Hewitt assisted the Committee with executive pay data and its implications for pay at the Company, director pay market data, and various other executive compensation issues. Hewitt representatives attended three of the five Committee meetings during 2007. In November 2007, the Committee ratified Hewitt as its consultant for 2008. Other than described above, Hewitt did not perform any other services for us.

     Use of Tally Sheets. Tally sheets provide reference tools for decision-making by quantifying all elements of compensation. The tally sheets allow the Committee to understand the cumulative impact of many years’ worth of pay decisions and to ensure the pay program has not operated in a manner that resulted in unreasonable levels of pay.

Compensation Committee Interlocks and Insider Participation

     The 2007 Compensation Committee was comprised of Anne Szostak (Chairperson), James J. Forese (until May), J. Ian Morrison, A. Michael Victory, and Barbara Pellow. None of these committee members have ever been an officer or employee of Spherion or any of our subsidiaries and none of our executive officers has served on the Compensation Committee or Board of Directors of any company of which any of our other directors is an executive officer.

Compensation Committee Report

     The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management and based on these interactions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report or Form 10-K, as applicable, and the Company’s proxy statement.

BY THE 2007 COMPENSATION COMMITTEE,

Anne Szostak, Chairperson J. Ian Morrison Barbara Pellow A. Michael Victory

Compensation Discussion and Analysis

     The Compensation Discussion and Analysis describes and analyzes the material elements of our compensation policies and decisions with respect to the Named Executive Officers during 2007. Our named officers are:

  President and Chief Executive Officer, Mr. Krause;

  Executive Vice President and Chief Financial Officer, Mr. Smith;

  Executive Vice President and Chief Operating Officer, Mr. Grubbs;

  Senior Vice President and Chief Human Resources Officer, Mr. Heins;

  Senior Vice President and Chief Service Excellence Officer, Ms. Penn; and

  Former President of Staffing Services, Mr. Mulrooney.

Compensation Philosophy

     The compensation program is designed to contribute to our viability and long-term success by meeting the following objectives:

  To attract, retain and motivate experienced and competent executives and professionals who are performance-oriented;

  To reinforce a commitment to take action that will contribute to our long-term success; and

  To encourage ownership of our Common Stock so that management’s long-term financial interests are closely linked with the long-term interests of our stockholders.

     Spherion management and the Compensation Committee of the Board of Directors believe strongly in pay for performance. Rewards to senior management are tied closely to Company performance, while mindful of executive talent practices used by our competitors. Our guiding philosophy for compensation is to provide a performance-driven, market competitive total pay package for executive management.

     Total compensation is targeted at the market median, with a greater emphasis on annual and long-term incentive compensation based on the achievement of business growth and challenging performance targets, than on fixed pay such as base salary or benefits.

     Spherion’s executive reward package encompasses base salary, annual incentives, long-term incentive awards, and access to mainstream benefits. No perquisites are provided to Spherion executives. In determining the amounts of each compensation component for senior management, Spherion considers how the various components of pay compare to market and how they contribute to the total compensation package.

Benchmarking

     Spherion has compared its compensation to competitive firms consistently for several years. In October 2006, Hewitt conducted executive compensation reviews on the senior officers utilizing proxy data from Spherion’s similarly sized competitors for talent in the staffing and recruiting industry and general industry data from Hewitt’s proprietary database appropriate to our revenue size. We added data from appropriate published surveys. The combined data was utilized to determine a market competitive package for key executives. The staffing and recruiting comparator group companies are shown below:

Administaff	Hudson Highland Group	Manpower Inc.
CDI Corporation	Kelly Services Inc.	MPS Group Inc.
Ciber Inc.	Kforce Inc.	On Assignment Inc.
Robert Half International	TrueBlue, Inc.	Resource Connection Inc.
	(formerly Labor Ready, Inc.)	Volt Information Services Inc.

     We define the “market” as the size-adjusted 50th percentile of the data, with a focus on target pay opportunities, not actual plan payouts. We provide target pay opportunities approximately at market and design our incentive plans to pay significantly more or less than the target amount as results warrant. As a result, actual payouts should be market appropriate given our performance for that year or period.

     Pay decisions for 2007 were made based on a combination of market data, internal equity, individual performance, and Company performance. The Compensation Committee determined pay for all of the Named Executive Officers. In the case of the CEO, the Compensation Committee made the decisions in consultation with the other independent members of the Board of Directors after a review of the CEO’s performance.

Base Salaries

     Competitive base salaries are necessary to recruit and retain our executives, as with any other employee. As a result, in 2007, base salaries were increased for Messrs. Smith, Grubbs, Heins and Ms. Penn to keep them in line with competitive levels shown in our compensation analysis. Discussion occurred between the CEO and the Compensation Committee on the performance and value to the organization of Messrs. Smith, Grubbs, and Heins in finalizing the salary increase amounts. The Compensation Committee, in consultation with the Board of Directors, determined the appropriate salary for Mr. Krause. Because the Compensation Committee wanted Mr. Krause’s compensation in 2007 to be more weighted toward performance, he did not receive a base salary increase in 2007. The amounts of the increases, effective March 26, 2007, were 3% for Messrs. Smith and Heins and Ms. Penn. The conservative amounts of these salary increases reflect the desire to pay more on performance for these executives, as well. The salary increase for Mr. Grubbs on that date was 10% which included an increase because of his promotion to EVP.

Annual Incentives

     In General

     Our annual incentive plan rewards executives for achievement of specified goals for key financial measures, which should lead to increased shareholder value. The plan reinforces the need for profitable growth.

     How Amounts are Determined

     The ranges of award opportunities for the Named Executive Officers are shown in the Grants of Plan-Based Awards table. During 2007, based on the executive compensation review, Mr. Smith’s target annual incentive was increased to 80% of base salary for 2007 from 60% of base salary in order to properly reflect his significant role at Spherion. Other Named Executive Officers’ target annual incentive opportunities remained unchanged from 2006. Based on our competitive analysis, these target opportunities result in a competitive target total cash for the Named Executive Officers.

     The 2007 annual incentive opportunity was conditioned on achievement of the following metrics: Earnings Per Share, which is a key indicator of our success and the Board of Directors’ assessment of each executive’s contribution to Spherion’s Core Values of Respect, Partnership, Customer Focus, and Results. Payment was determined based on actual EPS results and performance on the core values. The EPS target required a substantial improvement over 2006 actual results.

Executive	EPS	Core Values
Krause	85%	15%
Smith	85%	15%
Grubbs	85%	15%
Heins	85%	15%
Penn	85%	15%

     We have omitted from the table above, EPS targets that would trigger amounts payable under the annual incentive plan. Spherion believes that the EPS targets constitute commercial or financial information of a confidential nature, the public disclosure of which would cause competitive harm to the company in its ongoing business operations to the detriment of the company and its stockholders. By providing disclosure information regarding the specific quantitative target levels used in determining amounts payable under the annual incentive plan, Spherion would be substantially limited and face greater difficulty in retaining qualified personnel.

     2007 Payout

     At the February 18, 2008 Compensation Committee meeting, cash incentive payments relating to Fiscal 2007 performance were approved in accordance with the plan terms. These are shown in the non-equity incentive plan compensation column of the Summary Compensation Table on page 17 of this proxy statement.

     2008 Program Modifications

     The impact of employee engagement will be incorporated in the 2008 core values evaluation. Ms Penn’s target annual incentive opportunity will increase from 50% of base salary to 60% of base salary to reflect her new role as Senior Vice President.

Long-term Incentives

     In General

     Long-term incentives were awarded in two forms to senior management in February 2007: stock options, and performance-based RSUs, with approximately 50% of the targeted value allocated to each. This mix balances the goals of rewarding for increases in our stock price and driving the long-term financial success of the Company, both of which drive shareholder value. Additionally, in August 2007 Mr. Krause was granted time-vested RSUs, which cliff vest in August 2010, in order to ensure his retention as CEO.

     Timing of Grants

     Stock option and RSU grant amounts were discussed at the January 2007 Compensation Committee meeting and finalized and granted on February 20, 2007, the date of the subsequent Board of Directors meeting. As is the Company’s usual practice, the grant strike price was set as the closing price on the day of the grant. While the CEO participated in setting the date of the Board of Directors meeting several months in advance, no member of senior management influenced the timing of the grant date and the setting of the meeting was not made so as to time option grants in coordination with the release of material information.

     How Amounts Were Determined

     The 2007 targeted long-term incentive values were based on guidelines developed using peer group data and with the support of information provided by Hewitt. We target the size-adjusted market median for long-term incentive opportunities, but determine actual award sizes using an assessment of an individual’s performance, potential, and impact on the business. Affordability, share usage, and outstanding shares from prior grants were taken into consideration when finalizing grant amounts. Stock options were valued utilizing the Black-Scholes-Merton methodology. RSUs were valued based on the Company’s closing stock price on the date of grant.

     Program Design

     Stock options granted in 2007 had a seven-year term and vested over a three-year period in cumulative increments of 33 1/3% per year beginning with the first anniversary of the grant date. Our form of stock option agreement and forms of our deferred restricted stock unit agreement related to these grants were filed as exhibits to our Form 10-K for the fiscal year ended December 31, 2007.

     RSUs granted in 2007 will be 50% earned if 80% of the Company’s Earnings Per Share (“EPS”) target performance is achieved and at 100% if 100% of the EPS target performance is achieved, with straight line interpolation between those points. The units then vest pro-rata over a three year period with the first third vesting in February 2008. For the 2007 RSU grants, 100% of the EPS target was achieved. Recipients must be employed on the vesting date to receive the shares.

     The 2005 Long-term Incentive Plan DSU grant was scheduled to cliff vest on March 31, 2008. This grant was based on the attainment of three year financial performance relative to peer companies. 50% of the target opportunity was based on revenue growth and 50% was based on weighted average cost of capital performance. The required performance for either measure was not met by Spherion, and none of the 2005 DSU grant vested.

Stock Ownership

     Spherion implemented formal stock ownership guidelines for our senior executive officers at the beginning of 2006. These guidelines are intended to align executive focus and direction with stockholder interests. The President and Chief Executive Officer is expected to hold Common Stock in an amount equal to two times his annual base salary. Other Named Executive Officers are expected to hold Common Stock in an amount equal to one time their annual base salary. Senior executive officers have four years to comply with the guidelines. Mr. Krause and Mr. Smith have fully met their ownership guidelines.

     The Company maintains the following policies regarding security ownership and the hedging of the economic risk of such ownership for the Named Executive Officers:

  Prohibition on trading in the Company’s securities during pre-established “closed window” periods;

  Prohibition on trading in the Company’s securities during “open window” periods if in possession of material non-public information;

  Prohibition on trading in the Company’s securities on a short-term basis as described in the Securities and Exchange Commission’s “short-swing profits” rules;

  Prohibition on “short” sales of the Company’s securities;

  Prohibition on trading in puts, calls, futures contracts or other forms of derivative securities relating to the Company’s securities; and

  All transactions involving the Company’s securities must be pre-approved by designated personnel.

Employment Agreements and Change in Control Agreements

     In General

     We have Executive Employment Agreements and Change in Control Agreements for all of the Named Executive Officers except Ms. Penn. The Employment Agreements provide for at will employment and severance benefits to the Named Executive Officers in return for several provisions benefiting the Company, including confidentiality agreement, covenant not to compete, and non-solicitation provision. The Change in Control Agreements exist to ensure management makes decisions in the best interests of the shareholders in the event of a potential Change In Control. The amended employment agreements and the amended Change in Control Agreements for Messrs. Krause, Smith and Grubbs and Mr. Heins, are exhibits to our Form 10-K for the fiscal year ended December 30, 2007. Ms. Penn is subject to a standard management employment agreement.

     Employment Agreements

     We entered into employment agreements with Mr. Krause in May 2001 as amended through March 2005, and with Mr. Smith in November 2003, as amended through March 2005. Mr. Grubbs entered into an agreement in February 2006, as amended through February 2007. Mr. Heins entered into an agreement in February 2007. The agreements may be terminated by either party thereto at any time for any reason. However, if we terminate the executive “without cause” (as such term is defined in the agreements), the executive would receive a cash severance payment, payable in a lump sum, in an amount equal to: (i) in the case of Mr. Krause, three times his annual base salary, plus his prorated target annual incentive payment; and (ii) in the case of Messrs. Smith, Grubbs and Heins the executive’s annual base salary plus a prorated target annual incentive payment. Mr. Mulrooney received severance payments in 2007 consistent with the terms of his employment agreement and his negotiated separation agreement.

     Change in Control Agreements

     We also entered into Change in Control Agreements (the “CIC Agreements”) with Mr. Krause in May 2001 as amended through March 2005, and with Mr. Smith in November 2003, as amended through March 2005. Mr. Grubbs entered into an agreement in February 2006, as amended through February 2007. Mr. Heins entered into an agreement in November 2006. The CIC Agreements provide for certain benefits to be paid upon the occurrence of a Change in Control (as defined in the CIC Agreements), including the vesting of stock options, RSUs and DSUs and certain specified severance payments in the event that the employment of such executive is terminated following a Change in Control within 2 years following a Change in Control. Such severance includes a lump sum cash payment in an amount equal to: (i) three times the sum of the executive’s annual salary plus the target annual incentive payment, in the case of Mr. Krause and (ii) two times the sum of the executive’s annual salary plus the target annual incentive payment, in the case of Messrs. Smith, Grubbs and Heins. Mr. Krause’s agreement contains a provision to reimburse him a gross-up payment for any excise tax imposed under Internal Revenue Code Section 280G as a result of a Change in Control.

Retirement and Savings Plans

     The Named Executive Officers are not eligible to participate in the Spherion 401(k) Plan. They are eligible to participate in the Spherion Deferred Compensation Plan. This Deferred Compensation Plan represents the sole company-sponsored savings vehicle available to the Named Executive Officers. Investment choices utilize market-based returns. These market-based returns are credited to the Named Executive Officer’s notional deferred compensation account. No match was awarded to plan participants in 2007 and no other employer money was contributed to the Deferred Compensation Plan. No other qualified or nonqualified retirement plan exists at Spherion. All employees, including the Named Executive Officers, employed for at least six months may purchase Spherion stock at a 15% discount to the market through the Spherion Employee Stock Purchase Plan, an I.R.S. section 423 Plan.

Health and Welfare Plans

     The Named Executive Officers are eligible for the same health and welfare benefits at the same employee contribution rates as other staff associates in the Company.

Perquisites

     No additional perquisites are provided to the Named Executive Officers.

Summary Compensation Table

     The following table sets forth the aggregate compensation earned during Fiscal 2007 by President and Chief Executive Officer Roy G. Krause (our Principal Executive Officer or “PEO”), Executive Vice President and Chief Financial Officer Mark W. Smith (our Principal Financial Officer or “PFO”), the three other most highly compensated executive officers and one executive officer whose employment terminated in Fiscal 2007 (collectively, the “Named Executive Officers”).

Name and	Year	Salary	Bonus	Stock	Option	Non-Equity	All Other	Total ($)
Principal		($)		Awards(1)	Awards(2)	Incentive Plan	Compensation
Position				($)	($)	Compensation	(3) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Roy G. Krause,	2007	$575,000	$0	$563,112	$630,273	$607,600	$3,564	$2,379,549
President and Chief	2006	$568,269	$0	$7,438	$526,455	$468,366	$3,516	$1,574,044
Executive Officer (PEO)
Mark W. Smith,	2007	$337,308	$0	$109,592	$213,011	$285,308	$800	$946,019
Executive Vice President	2006	$321,923	$0	$(10,400)	$206,043	$159,377	$540	$677,483
and Chief Financial Officer
(PFO)
William J. Grubbs,	2007	$375,577	$0	$147,574	$229,617	$318,065	$5,787	$1,076,620
Executive Vice President	2006	$328,846	$0	$173,872	$152,612	$214,700	$118,769	$988,799
and Chief Operating Officer
John D. Heins,	2007	$270,846	$0	$92,405	$100,087	$171,819	$810	$635,967
Senior Vice President	2006	$56,058	$80,000	$18,004	$11,048	$0	$125	$165,235
and Chief Human
Resources Officer
Loretta A. Penn,	2007	$204,385	$0	$31,655	$27,379	$108,047	$1,749	$373,215
Senior Vice President	2006	$188,294	$0	$0	$22,248	$80,415	$1,793	$293,750
and Chief Service
Excellence Officer
Byrne K. Mulrooney,	2007	$86,255	$0	$0	$136,111	$0	$578,750 (4)	$801,116
former President of	2006	$375,577	$0	$(33,887)	$288,840	$174,286	$809	$805,625
Staffing Services*
____________________

*	Mr. Mulrooney’s employment with Spherion terminated effective March 2, 2007.

(1)	These amounts are for grants of RSUs, which entitle the recipient to receive shares of Spherion common stock at a future date after the recipient has met service requirements or Spherion has met financial targets. The holder may elect to accept delivery of the common share underlying an RSU upon vesting or defer delivery until the future. Holders are not eligible to receive dividends on RSUs until receipt of the underlying common share. Amounts reported are based on the amount reported in Spherion Corporation’s financial statements for the fiscal year shown and are calculated in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (FAS 123R). The majority of RSUs granted to management require attainment of performance criteria. Expense is accrued as long as it is probable that the performance criteria will be met and amounts are reversed to income when these criteria are estimated to not be met. In Fiscal 2007 and 2006, some amounts accrued in prior years were reversed as related performance criteria were not expected to be met.

(2)	Incentive stock options and non-qualified stock options are granted under the Spherion 2006 Stock Incentive Plan (the “2006 Plan”) and predecessor plans at an exercise price equal to the fair market value of the Common Stock on the dates of grant. The options granted to the Named Executive Officers in Fiscal 2007 have a seven-year term and become exercisable over a three-year period in cumulative increments of 33 1/3% per year beginning with the first anniversary of the date of grant. Amounts reported are based on the amount reported in Spherion Corporation’s financial statements in accordance with FAS 123R. We use the Black- Scholes-Merton methodology in calculating option expense and it is recognized over the vesting period of three years. The assumptions used relating to the Fiscal 2007 grants for the Named Executive Officers are based on the following: the expected volatility, risk-free rate of return, dividend yield and expected life which were 40.0%, 4.7%, 0%, and 4.6 years, respectively.

(3)	All other compensation is comprised of the imputed economic value of a death benefit provided by us for life insurance on each Named Executive Officer and the imputed value of medical benefits for Mr. Grubbs.

(4)	Other compensation amount includes $578,563 in severance.

Executive/Director Perquisites and Benefits Table

Total All Other
			Benefit Value	Compensation
Name	Year	Benefit Name	($)	($)
None above $10,000

     The tables on the following pages set forth information regarding grants of plan-based awards during Fiscal 2007, outstanding equity awards at fiscal year-end, options exercised and stock vested during Fiscal 2007 and nonqualified deferred compensation for each of our Named Executive Officers.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under			Estimated Future Payouts Under			All	All
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Other Stock	Other Stock	Exercise	Grant Date
								Awards:	Awards:	or Base	Fair Value
								Number of	Number of	Price of	of Stock
								Securities	Securities	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	Options (#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Roy G. Krause		$38,065	$575,000	$1,150,000
	2/20/07				50,000	100,000	100,000		200,000	$8.88	$1,602,000
	8/27/07							200,000			$1,756,000
Mark W. Smith		$17,874	$270,000	$540,000
	2/20/07				13,500	27,000	27,000	0	63,000	$8.88	$464,670
William J. Grubbs		$19,926	$301,000	$602,000
	2/20/07				17,000	34,000	34,000	0	77,000	$8.88	$576,810
John D. Heins		$10,764	$162,600	$325,200
	2/20/07				7,500	15,000	15,000	0	34,000	$8.88	$254,580
Loretta A. Penn		$6,769	$102,250	$204,500
	2/20/07				3,500	7,000	7,000	0	8,500	$8.88	$92,505
Byrne K. Mulrooney		$0	$0	$0	0	0	0	0	0	—	$0
____________________

(1)	Represents annual cash incentive plan, the actual payouts of which are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table on page 17.

(2)	Represents awards of performance-based RSUs in Fiscal 2007.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)				Stock Awards
					Number	Market	Equity	Equity
					of	Value of	Incentive	Incentive
					Shares	Shares or	Plan	Plan
					or Units	Units of	Awards:	Awards:
	Number of	Number of			of	Stock	Number	Market or
	Securities	Securities	Option	Option	Stock	That Have	of	Payout
	Underlying	Underlying	Exercise Price	Expiration	That	Not	Unearned	Value of
	Unexercised	Unexercised	($)	Date	Have	Vested	Shares,	Unearned
	Options (#)	Options (#)			Not	($)	Units or	Shares,
	Exercisable	Unexercisable			Vested		Other	Units or
					(#)		Rights	Other Rights
Name							That Have	That Have
							Not	Not Vested
							Vested (#)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Roy G. Krause	93,750		$11.3125	10/6/2010	200,000 (2)	$1,468,000	56,000 (4)	$68,507
(PEO)	93,750		$7.2500	5/31/2011			55,000 (5)	$403,700
	150,400		$7.9500	8/9/2012			100,000 (6)	$734,000
	125,000		$5.9100	10/4/2012
	135,000		$9.9900	12/18/2013
	92,666	46,334	$7.9100	2/21/2015
	46,666	93,334	$10.0700	2/21/2016
		200,000	$8.8800	2/20/2014
Mark W. Smith	22,500		$11.3125	10/6/2010	20,000 (3)	$146,800	22,000 (4)	$26,913
(PFO)	26,250		$7.2500	5/31/2011			16,000 (5)	$117,440
	29,436		$7.9500	8/9/2012			27,000 (6)	$198,180
	40,000		$5.9100	10/4/2012
	70,000		$9.9900	12/18/2013
	37,333	18,667	$7.9100	2/21/2015
	16,666	33,334	$10.0700	2/21/2016
		63,000	$8.8800	2/20/2014
William J. Grubbs	24,640	12,320	$9.0300	11/15/2015	8,334 (3)	$61,172	14,520 (4)	$17,763
	13,333	26,667	$10.0700	2/21/2016			17,000 (5)	$124,780
		77,000	$8.8800	2/20/2014			34,000 (6)	$249,560
John D. Heins	8,333	16,667	$7.1500	10/2/2013	10,000	$73,400	9,000 (5)	$66,060
		34,000	$8.8800	2/20/2014			15,000 (6)	$110,100
Loretta A. Penn	5,000		$27.5625	3/5/2008			7,000 (6)	$51,380
	5,000		$19.8750	2/18/2009
	5,000		$20.8500	7/2/2009
	4,000		$11.3125	10/6/2010
	2,750		$7.2500	5/31/2011
	2,000		$5.9100	10/4/2012
	5,000		$9.9900	12/18/2013
	4,666	2,334	$7.9100	2/21/2015
	2,000	4,000	$10.0700	2/21/2016
		8,500	$8.8800	2/20/2014
Bryne K. Mulrooney	0	0			0	$0	0	$0
____________________

(1)	Incentive stock options and non-qualified stock options are granted under the 2006 Plan and predecessor plans at an exercise price equal to the fair market value of the Common Stock on the dates of grant. The options granted to the Named Executive Officers prior to 2007 have a ten-year term and 2007 options granted have a seven-year term. The options granted with an option expiration date of August 9, 2012 become exercisable over a two-year period in cumulative increments of 50% per year beginning with the first anniversary of the date of grant. All other options granted become exercisable over a three-year period in cumulative increments of 33 1/3% per year beginning with the first anniversary of the date of grant.

(2)	Mr. Krause received a grant of RSUs on August 27, 2007 which cliff vests in August 2010.

(3)	Mr. Smith received a grant of DSUs on March 19, 2003 which cliff vests seven years from the date of grant, but was subject to earlier vesting if Spherion met certain performance targets. Those targets were not met. Mr. Grubbs received a grant of DSUs on November 15, 2005, his date of hire, which vests 33 1/3% per year beginning with the first anniversary of the date of grant.

(4)	The DSUs represented in this column would have cliff vested on March 31, 2008, but Spherion Corporation failed to meet the required performance targets resulting in no DSUs vesting.

(5)	The DSUs represented in this column cliff vest on March 31, 2009 if Spherion Corporation meets certain performance targets; a portion of which we do not expect to achieve.

(6)	The RSUs represented in this column were awarded on February 20, 2007, and would vest 33 1/3% per year beginning with the first anniversary of the date of the award, provided that Spherion Corporation achieved its 2007 EPS performance threshold. For 2007, Spherion Corporation did achieve its EPS performance threshold.

Stock Vested During Fiscal 2007

	Stock Awards
	Number of	Value Realized
	Shares	on Vesting
	Acquired	($)
Name	on Vesting
	(#)
(a)	(d)	(e)
Roy G. Krause (PEO)	9,586	$84,836 (1)
Mark W. Smith (PFO)	5,001	$44,259
William J. Grubbs	8,333	$64,581
John D. Heins	0	$0
Loretta A. Penn	0	$0
Byrne K. Mulrooney	0	$0
____________________

(1)	Mr. Krause deferred receipt of these DSUs until the end of his employment with Spherion.

Nonqualified Deferred Compensation

	Executive	Aggregate	Aggregate	Aggregate
	Contributions	Earnings in	Withdrawals/	Balance
	in Last Fiscal	Last Fiscal	Distributions	at Last
Name	Year ($) (1)	Year ($) (2)	($)	Fiscal Year
				End ($) (3)
(a)	(b)	(d)	(e)	(f)
Roy G. Krause (PEO)	$199,836	$54,199	$0	$2,095,798
Mark W. Smith (PFO)	$40,477	$21,207	$0	$728,651
William J. Grubbs	$0	$0	$0	$0
John D. Heins	$0	$0	$0	$0
Loretta A. Penn	$20,439	$10,674	$0	$246,045
Byrne K. Mulrooney	$0	$0	$0	$0
____________________

(1)	Contributions for Mr. Krause in the last fiscal year are comprised of contributions to the deferred compensation plan from salary $115,000 and deferred receipt of vested DSUs equal to $84,836. Mr. Smith and Ms. Penn only contributed to the deferred compensation plan from salary.

(2)	Aggregate earnings in the last fiscal year include gains (losses) on deferred compensation plan investments and the change in fair value of vested deferred stock grants of $71,401 and $(17,202), respectively, for Mr. Krause; $23,839 and $(2,632) respectively, for Mr. Smith. Ms. Penn did not defer receipt of vested DSUs.

(3)	Aggregate balance at last fiscal year includes a deferred compensation investment balance and a vested deferred stock balance of $1,803,035 and $292,763, respectively, for Mr. Krause; and $514,022 and $214,629, respectively, for Mr. Smith. Ms. Penn’s entire balance represents deferrals to a deferred compensation plan investment. The aggregate balances include 2006 deferrals of salary reflected in last year’s summary compensation table of $117,885 for Mr. Krause and $40,015 for Mr. Smith.

     Deferred Compensation Plan. The Company maintains a deferred compensation plan for highly compensated employees who are not eligible to participate in the Company’s 401(k) plan. As a staffing company which employs a large number of temporary workers, IRS regulations severely limit the amount an employee can earn and still participate in the 401(k). Consequently the only savings plan available to highly compensated employees is the Deferred Compensation Plan (“DCP”). This plan is not qualified under IRS guidelines and distributions to the employees are taxable income when received. The DCP allows the participant to defer from 1% to 50% of gross base salary and from 1% to 80% of bonus payments, annually. Contributions are not required to be matched by the Company but the Company can elect to make matching contributions. No such matching contributions were made by the Company for Fiscal 2007 and have not been made for several years. Participant deferrals are tracked by the Company but are not guaranteed. The employee makes hypothetical investment elections in funds record kept by MullinTBG and the individual’s DCP balance reflects investment gains and losses from these hypothetical investments. Participant balances are at risk for all market changes and all earnings and losses are based on external market data. The participant must elect the distribution method at the time they elect to participate in the plan and these can be changed annually but such changes only apply to subsequent deferrals. Messrs. Grubbs, Heins, and Mulrooney did not participate in the DCP.

     Deferred Stock Plan. Prior to July 2006, DSUs were granted pursuant to the Company’s Deferred Stock Plan. A DSU represents the right to receive a share of Common Stock in the future after meeting service requirements and financial targets. The holder may elect to accept delivery of the common share underlying such DSU at the time of vesting or to defer delivery until a designated time in the future. A stockholder does not possess voting power as to a common share underlying a DSU until the stockholder accepts delivery of such common share. A stockholder does possess dispositive power as to a DSU once the DSU has vested. In July 2006, the Deferred Stock Plan was replaced with the 2006 Plan. For 2007, RSUs were granted pursuant to the 2006 Plan.

Potential Payments on Account of Retirement, Termination without Cause, Change in Control, Death/Disability or Resignation

     The chart below describes the benefit plans that potentially become payable to a Named Executive Officer at, following, or in connection with any retirement, termination without cause, change in control, death/disability or resignation of or by a Named Executive Officer.

		Termination without	Termination on
Plan	Retirement	Cause	Change In Control	Death/Disability	Resignation
DSUs	Unvested awards are	Unvested awards are	All awards vest.	Awards are paid	Unvested awards are
	forfeited.	forfeited.		based on actual	forfeited.
performance for the
entire performance
period, pro-rated
for the number of
months active.
2006 Stock	Vested options	Vested options	All options vest.	Vested options	Vested options can be
Incentive Plan	can be exercised	can be exercised		can be exercised	exercised for 90 days
(options)	for 90 days post-	for 90 days post-		for 1 year post-	post-termination.
	termination.	termination.		termination.
Unvested options are
	Unvested options	Unvested options		Unvested options	forfeited.
	are forfeited.	are forfeited.		are forfeited.
Annual	Termination prior	Termination prior to	Termination prior to the	Termination prior to	Termination prior to
Incentive Plan	to the payout date	the end of the year	end of the year results in	the end of the year	the payout date results
(Bonus)	results in forfeiture	results in forfeiture	forfeiture of bonus.	results in forfeiture	in forfeiture of bonus.
	of bonus.	of bonus.		of bonus.
		Termination after		Termination after
		year-end but before	Termination after year-end	year-end but before
		payout results in	but before payout results in	payout results in
		payment of bonus.	payment of bonus.	payment of bonus.
Deferred	100% vesting	Any unvested	Any unvested amounts are	100% vesting.	Any unvested amounts
Compensation	occurs at age 65	amounts are	forfeited.		are forfeited.
Plan (DCP)		forfeited.
Vested amounts are
	Vested amounts are	Vested amounts are	Vested amounts are paid	Vested amounts are	paid out.
	paid out.	paid out.	out.	paid out.
Cash separation	None.	For all Named	For all Named Executive	Pro-rated annual	None.
payments under		Executive Officers	Officers with agreements	incentive award
Employment		except the Chief	except the Chief Executive	target for year of
Agreement		Executive Officer,	Officer, two times the	death or disability.
or Change		executive’s annual	sum of executive’s annual
in Control		base salary plus a	base salary plus annual
Agreement		pro-rated annual	incentive award target for
		incentive award	the year of termination;
		target for the year	Health and welfare benefits
		of termination. For	continue for 24 months.
		the Chief Executive	For the Chief Executive
		Officer, three times	Officer, three times the
		the executive’s	sum of executive’s annual
		base salary and a	base salary plus annual
		pro-rated annual	incentive award target for
		incentive award	the year of termination;
		target for the year of	Health and welfare benefits
		termination.	continue for 36 months;
separation payment is
grossed up for Section
280(G) excise tax.

Estimated Potential Incremental Cash Payments Due to Event Prior to Annual Incentive Pro-ration and as of
December 30, 2007

		Termination without	Termination on
Name	Retirement	Cause (1)	Change In Control (1)	Death/Disability	Resignation
	$0	$2,300,000	$5,630,147 (2)	$575,000	$0
Mark W. Smith	$0	$610,000	$1,220,000	$270,000	$0
William J. Grubbs	$0	$686,000	$1,372,000	$301,000	$0
John D. Heins	$0	$435,600	$871,200	$162,600	$0
Loretta A. Penn (3)	$0	$103,000	$103,000	$102,250	$0
____________________

(1)	Payments to be paid in a lump sum governed by the provisions of Section 409A.

(2)	The calculation for Change-in-Control includes a provision for Section 280(G) excise tax and related gross up for Mr. Krause of $2,180,147.

(3)	Ms. Penn has not entered into a change in control agreement and would be covered by the Company’s severance policy.

AUDIT-RELATED MATTERS

Audit Committee Report

     The following Report of the Audit Committee of the Board of Directors (the “Audit Committee”) of Spherion does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Spherion filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Spherion specifically incorporates this Report by reference therein.

     The Audit Committee’s purpose is to assist the Board of Directors’ oversight of:

  The integrity of our financial statements;

  The integrity of our financial reporting process and systems of internal controls regarding finance and accounting;

  Our compliance with legal and regulatory requirements;

  The independent auditors’ qualifications, independence and performance;

  The performance of our internal audit function; and

  Communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

     A more detailed description of the scope of the Audit Committee’s responsibilities and how they will be carried out is contained in the Audit Committee’s charter which is available on our website at www.spherion.com under the Corporate Governance tab found in the Investor Relations section.

     The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee held eleven meetings during Fiscal 2007. The Audit Committee regularly meets in executive sessions with our independent auditors and with our internal auditors, in each case without the presence of our management.

     The members of the Audit Committee during Fiscal 2007 were William F. Evans (Chairman), Steven S. Elbaum, and David R. Parker. Each member of the Audit Committee has certified that he is independent from us as such term is defined in Sections 303.01(B)(2)(a) and (3) of the NYSE’s listing standards and Chairman William F. Evans has been designated by the Board as an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Securities Exchange Act of 1934.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from our independent auditors, Deloitte & Touche LLP, a formal written statement describing all relationships between the auditors and Spherion that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees;” discussed with the auditors any relationships that may impact their objectivity and independence; and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of our internal controls and the internal audit function’s organization and responsibilities. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by auditing standards generally accepted in the United States of America, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees,” with and without management present, and discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

     The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 30, 2007, with management and the independent auditors. Management has the responsibility for the preparation of our financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2007, for filing with the Securities and Exchange Commission.

     The Audit Committee and the Board of Directors have also recommended, subject to stockholder ratification, the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2008. Date: April 3, 2008

BY THE 2007 AUDIT COMMITTEE,

William F. Evans, Chairman
Steven S. Elbaum
David R. Parker

Audit and Non-Audit Fees

     The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), for professional services rendered for Fiscal 2007 and 2006 are set forth below:

	Fiscal 2007	Fiscal 2006
Audit fees	$1,420,000	$1,342,000
Audit-related fees	197,000	114,000
Tax fees*	44,000	329,000
Other fees	—	5,000
Total fees	$1,661,000	$1,790,000
____________________

*	In Fiscal 2007 and Fiscal 2006, tax fees include $44,000 and $86,000, respectively, for tax compliance and preparation; the remaining tax fees are related to tax planning and advice.

     Audit-related fees for both years include statutory audit fees. Tax fees for 2006 include consultation fees associated with the adoption of new accounting standards. The Audit Committee has considered and has agreed that the provision of services as described above are compatible with maintaining Deloitte’s independence.

Pre-Approval Policies and Procedures

     The Audit Committee pre-approves the engagement of the independent auditor for all professional services. The pre-approval process generally involves the full Audit Committee evaluating and approving the particular engagement prior to the commencement of services. However, the Audit Committee has delegated pre-approval authority to Mr. Evans, as Audit Committee Chairperson, for circumstances when it is impractical to hold a meeting of the full Audit Committee. In the event that Mr. Evans pre-approves an engagement, he is then required to report the pre-approval to the full Audit Committee at the next regularly scheduled Audit Committee meeting.

     All non-audit services performed by our independent auditor during Fiscal 2007 were pre-approved by the Audit Committee in accordance with its policy and procedures, and the Audit Committee concluded that the provision of such services by our independent auditor is compatible with maintaining its independence.

ITEMS TO BE VOTED ON

Item 1 - Election of Directors

     Our Restated Certificate of Incorporation and Restated By-laws provide that the number of directors needed to constitute the Board of Directors shall be nine unless otherwise fixed by a resolution adopted by a majority of the entire Board. The Restated Certificate of Incorporation further provides that the Board of Directors shall be divided into three classes: Class I, Class II and Class III, with each class to consist, as nearly as possible, of one-third of the members of the Board. Members of each class of the Board of Directors are elected for a term of three years, and the term of office of one class of directors expires at each annual meeting of stockholders.

     Our Restated By-Laws provide that directors appointed by the Board must stand for election at the next annual meeting after the Board’s appointment. Therefore, at the 2008 Annual Meeting of Stockholders, three Class III directors will be elected to hold office for three years, or in each case, until their respective successors are duly elected and qualified. James J. Forese, J. Ian Morrison and A. Michael Victory have been nominated for election as Class III directors and each of them are currently serving as Class III directors. The shares voted by proxies solicited by the Board will be voted for the election of Messrs. Forese, Morrison and Victory unless authority to do so is withheld as provided in the Proxy Card. All nominees have consented to serve if elected and the Board of Directors has no reason to believe that any of the nominees will be unable to accept the office of director, but if such contingency should arise, it is the intention of the proxies to vote for such person or persons as the Board of Directors may recommend.

Directors Standing for Election

Name and Age	Principal Occupation and Directorships

NOMINEES FOR CLASS III
(term expiring in 2011)

James J. Forese (72)

Chairman of Spherion since May 2007. Director of Spherion since February 2003. Operating Partner and Chief Operating Officer, Thayer Hidden Creek, a private equity investment firm, since July 2003. Chairman of the Board of IKON Office Solutions, Inc., an independent distributor of office equipment and document management services (“IKON”) from 2000 to February 2003. President and Chief Executive Officer of IKON from 1998 through 2002. Director, Anheuser-Busch Companies, Inc., a beverage company, since April 2003. Director, BFI Canada Income Fund, a waste management company, since January 2004. Director, Suntron Corporation, a manufacturing company, since April 2004.

J. Ian Morrison (55)	Director of Spherion since August 1993. Consultant and President Emeritus, Institute for the Future, a non-profit research and consulting firm, since August 1996.

A. Michael Victory (73)

Director of Spherion since August 1980. President of AMEC Capital, Inc., an investment banking and venture capital firm, since September 1996. President and Chief Executive Officer of Demeter Systems LLC, a research and development company with energy efficient products and technologies for companies in energy-related industries, from March 2005 until December 2005.

Name and Age	Principal Occupation and Directorships

CONTINUING DIRECTORS - CLASS II
(term expiring in 2010)

Steven S. Elbaum (59)

Chairman of Spherion since May 1996. Chairman of Spherion from April 2001 until May 2007. Director of Brandon Systems Corporation, a technology staffing company purchased by Spherion, from January 1987 until May 1996. Chairman and Chief Executive Officer of The Alpine Group, Inc., an investment holding company, since June 1984. Chairman of Superior Telecom Inc., a wire and cable manufacturer from October 1996 to November 2003 and Chief Executive Officer from October 1996 until December 2002. Superior Telecom Inc. filed a voluntary petition under the federal bankruptcy laws in March 2003 and was discharged and reorganized effective November 2003. Director of Vestaur Securities, Inc., a closed-end investment company, from March 1999 until May 2005. Chairman of Superior Cables Ltd., an Israeli public company and producer of medium and high voltage power cable, since May 1998. Chairman of Wolverine Tube, Inc., a global producer of copper tubing and components, since February 2007.

David R. Parker (64)

Director of Spherion since February 2003. Chief Operating Officer, The Archstone Partnerships, a fund of funds manager, since January 2005. Managing Director of The Archstone Partnerships, from February 2003 until January 2005. Managing Partner of Interprise Technology Partners, L.P., a technology and Internet-focused venture capital firm, from January 1999 to February 2003. Director, Applied Graphics Technologies from May 1998 until October 2003. Director, Tupperware Corporation since March 1997.

Anne Szostak (57)

Director of Spherion since March 2005. President and Chief Executive Officer, Szostak Partners, a consulting firm that advises CEOs on strategic and human resource issues, since November 2005. Executive Vice President and Corporate Director of Human Resources, FleetBoston Financial Corporation from October 1998 until May 2004. Chairperson and Chief Executive Officer, Fleet Bank of Rhode Island, a unit of FleetBoston Financial Corporation, from October 2001 until January 2004. Director, Tupperware Corporation since August 2000. Director, Belo Corporation, a media company, since October 2004. Director, ChoicePoint, a provider of information and technology solutions, since December 2005.

CONTINUING DIRECTORS - CLASS I
(term expiring in 2009)

William F. Evans (60)

Director of Spherion since August 1993. Executive Vice President and Chief Financial Officer, Witness Systems, Inc., a global provider of workforce optimization software and services, May 2002 until June 2007 (retired). Consultant from January 2001 through May 2002.

Roy G. Krause (61)

Director of Spherion since October 2004. President and Chief Executive Officer of Spherion since October 2004; President and Chief Operating Officer of Spherion from July 2003 to October 2004; Executive Vice President and Chief Financial Officer of Spherion from October 1995 to July 2003.

Barbara Pellow (53)

Director of Spherion since October 2006. Managing Partner, Pellow and Partners, LLC, a marketing and consulting firm, since February 2006. Chief Marketing Officer, Kodak Graphic Communications Group, from April 2004 until February 2006. Administrative Chair, Rochester Institute of Technology, School of Print Media, from August 2001 until May 2004.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR CLASS III DIRECTOR. IF YOU COMPLETE THE ENCLOSED PROXY CARD, UNLESS YOU DIRECT TO THE CONTRARY ON THAT CARD, THE SHARES REPRESENTED BY THAT PROXY CARD WILL BE VOTED “FOR” ALL THE NOMINEES.

Item 2 - Ratification of Appointment of Auditors

     The Audit Committee of our Board of Directors has recommended the appointment of Deloitte & Touche LLP as our independent auditor for the 2008 fiscal year. Services provided to us and our subsidiaries by Deloitte & Touche LLP in Fiscal 2007 are described under “Audit and Non-Audit Fees” on page 26 Deloitte & Touche LLP audited our accounts for Fiscal 2007. Our Audit Committee considers Deloitte & Touche LLP to be well qualified. The Audit Committee is responsible for the appointment, oversight and termination of our independent auditor. We are seeking the ratification of our stockholders of this appointment, although our Audit Committee is not bound by any stockholder action on this matter. If the appointment of Deloitte & Touche LLP as our independent auditor is not ratified by our stockholders, the Audit Committee will reconsider its appointment, but may nevertheless retain Deloitte & Touche LLP. Also, even if the appointment of Deloitte & Touche LLP as our independent auditor is ratified by our stockholders, the Audit Committee may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines, in its discretion, that such a change would be in our best interests. Representatives of Deloitte & Touche LLP plan to attend the Annual Meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP. IF YOU COMPLETE THE ENCLOSED PROXY CARD, UNLESS YOU DIRECT TO THE CONTRARY ON THAT CARD, THE SHARES REPRESENTED BY THAT PROXY CARD WILL BE VOTED “FOR” THIS PROPOSAL.

Other Matters

     The Board of Directors knows of no other matters which will be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting it is intended that the persons named in the proxy will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

     Based on a review of filings with the Securities and Exchange Commission, the following represents each person known to us to be the beneficial owner of more than five percent of the Common Stock:

	Shares of Common Stock
Name of Beneficial Owner and Address	Beneficially Owned	Percent of Class
Dimensional Fund Advisors LP. (1)	5,295,761	9.46%
1299 Ocean Avenue
Santa Monica, California 90401
Donald Smith & Co., Inc. (2)	4,967,154	8.87%
152 West 57th Street
New York, New York 10019
Barclays (3)	3,248,707	5.74%
45 Fremont Street
San Francisco, California 94105
The Vanguard Group, Inc. (4)	3,164,929	5.65%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Goldman Sachs Asset Management, L.P. (5)	3,057,735	5.5%
32 Old Slip
New York, New York 10005
AXA (6)	3,042,857	5.4%
25, rue Matignon
75008 Paris, France
____________________

(1)

Based on Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2008, Dimensional Fund Advisors LP is the beneficial owner of 5,295,761 shares of the Common Stock or 9.46% of shares outstanding (as manager for a variety of funds that own such shares), which shares were acquired for investment purposes by such investment adviser for certain of its clients. Dimensional Fund Advisors LP asserts sole voting power and sole dispositive power as to all 5,295,761 shares.

(2)

Based on Schedule 13G filed with the Securities and Exchange Commission on February 8, 2008, Donald Smith & Co., Inc. is the beneficial owner of 4,967,154 shares of the Common Stock or 8.87% of shares outstanding, which shares were acquired for investment purposes by such investment adviser for certain of its clients. Donald Smith & Co., Inc. asserts sole voting power as to 3,917,354 of the shares and sole dispositive power as to all 4,967,154 shares.

(3)

Based on Schedule 13G filed with the Securities and Exchange Commission on January 6, 2008, Barclays Global Investors, NA is the beneficial owner of 2,224,179 shares of the Common Stock or 3.97% of shares outstanding, Barclays Global Fund Advisors is the beneficial owner of 1,672,131 shares of Common Stock or 2.99% of shares outstanding and Barclays Global Investors, Ltd is the beneficial owner of 57,262 shares of the Common Stock or 0.10% of shares outstanding for a combined total of 3,953,572 shares or 7.06% of shares outstanding, which shares were acquired for investment purposes by such investment advisers for certain of their clients. Barclays Global Investors, NA asserts sole voting power as to 1,987,651 shares and sole dispositive power as to all 2,224,179 shares. Barclays Global Fund Advisors asserts sole voting power as to 1,205,417 shares and sole dispositive power as to all 1,672,131 shares. Barclays Global Investors, Ltd asserts sole voting power over none of the shares and sole dispositive power as to all 57,262 shares.

(4)

Based on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2008, The Vanguard Group, Inc. is the beneficial owner of 3,164,929 shares of the Common Stock or 5.65% of shares outstanding, which shares were acquired for investment purposes by such investment adviser for certain of its clients. The Vanguard Group, Inc. asserts sole voting power as to 70,081 of the shares and sole dispositive power as to all 3,164,929 shares. Additionally, Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 36,660 shares of the Common Stock or 0.04% of shares outstanding as a result of serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

(5)

Based on Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2008, Goldman Sachs Asset Management, L.P. is the beneficial owner of 3,057,735 shares of the Common Stock or 5.5% of shares outstanding, which shares were acquired for investment purposes by such investment adviser for certain of its clients. Goldman Sachs Asset Management, L.P. asserts sole voting power as to 2,526,408 of the shares, shared voting power as to 128,524 of the shares, sole dispositive power as to 2,929,211 of the shares, and shared dispositive power as to 128,524 of the shares.

(6)

Based on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008, AXA Financial, Inc., as a parent holding company, is the beneficial owner of 39,990 shares of the Common Stock or 0.1% of shares outstanding. AXA, as parent holding company as well as owner of AXA Financial, Inc., is the beneficial owner of 3,042,857 shares of the Common Stock or 5.4% of shares outstanding. AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle, as a group, collectively controls AXA, and each as parent holding company is the beneficial owner of 3,042,857 shares of the Common Stock or 5.4% of shares outstanding. AXA Financial, Inc. asserts sole voting power as to 35,760 shares and sole dispositive power as to all 39,990 shares. AXA, AXA Assuarances I.A.R.D. Mutuelle, AXA Assurance Vie Mutuelle, and AXA Courtage Assurance Mutuelle, each assert sole voting power as to 1,349,382 shares and sole dispositive power as to all 3,042,857 shares.

     The following table sets forth the beneficial ownership of our Common Stock as of March 24, 2008 by each of the Named Executive Officers in the Summary Compensation Table on page 17 and all of our continuing directors and nominees to the Board of Directors, as well as the directors and executive officers as a group. The determinations of beneficial ownership by our directors and executive officers of the Common Stock are based upon Rule 13d-3 under the Securities Exchange Act of 1934, as amended. This Rule provides that shares shall be deemed so owned where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose or to direct the disposition of shares; or where a person has the right to acquire any such power within 60 days after the date such beneficial ownership is determined.

	Shares of Common Stock	Percent of Class
Name of Beneficial Owner	Beneficially Owned (1)	if more than 1%
Roy G. Krause (2)	1,194,300	2.07%
Mark W. Smith (3)	379,562	*
William J. Grubbs (4)	91,531	*
Loretta A. Penn (5)	45,370	*
John D. Heins (6)	29,593	*
Byrne K. Mulrooney (7)	0	*
James J. Forese (8)	41,013	*
Steven S. Elbaum (9)	251,544	*
J. Ian Morrison (10)	79,916	*
William F. Evans (11)	77,298	*
A. Michael Victory (12)	76,498	*
David R. Parker (13)	41,064	*
Anne Szostak (14)	23,126	*
Barbara Pellow	5,000	*
Directors and Executive Officers as a group (13 persons) (15)	2,335,815	4.06%
____________________

*	Indicates less than 1.0%

(1)

Unless otherwise indicated in the notes to this table, the stockholders listed in the table have sole voting and dispositive power with respect to shares beneficially owned by them. DSUs have been granted to certain of our directors and executive officers. A DSU represents the right to receive a share of Common Stock in the future after meeting service requirements or financial targets. Included in the shares beneficially owned by the stockholders are DSUs that have vested. The holder may elect to accept delivery of the common share underlying such DSU at the time of vesting or to defer delivery until a designated time in the future. A stockholder does not possess voting power as to a common share underlying a DSU until the stockholder accepts delivery of such common share. A stockholder does possess dispositive power as to a DSU once the DSU has vested.

(2)

Includes, 896,899 shares of Common Stock deemed to be beneficially owned by Mr. Krause by reason of his right to acquire such shares within 60 days after March 1, 2008 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans and 73,219 shares of Common Stock deemed to be beneficially owned by Mr. Krause by reason of his right to acquire such shares within 60 days after March 1, 2008 through the vesting and delivery of shares of Common Stock pursuant to the Spherion Deferred Stock Plan (the “DSU Plan”) and RSUs under the 2006 Plan. Also includes 49,870 shares of Common Stock held by Mr. Krause pursuant to the Spherion Deferred Compensation Plan (the “DCP”). Those employees holding shares of Common Stock pursuant to the DCP have no voting power for those shares but do have dispositive power.

(3)

Includes 298,519 shares of Common Stock deemed to be beneficially owned by Mr. Smith by reason of his right to acquire such shares within 60 days after March 1, 2008 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans and 38,241 shares of Common Stock deemed to be beneficially owned by Mr. Smith by reason of his right to acquire such shares within 60 days after March 1, 2008 through the vesting and delivery of shares of Common Stock pursuant to the DSU Plan and RSUs under the 2006 Plan. Also includes 1,997 shares of Common Stock held by Mr. Smith pursuant to the DCP.

(4)

Includes 76,972 shares of Common Stock deemed to be beneficially owned by Mr. Grubbs by reason of his right to acquire such shares within 60 days after March 1, 2008 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans.

(5)

Includes 42,583 shares of Common Stock deemed to be beneficially owned by Ms. Penn by reason of her right to acquire such shares within 60 days after March 1, 2008 through the exercise of stock options granted to her pursuant to the 2006 Plan and its predecessor plans.

(6)

Includes 19,666 shares of Common Stock deemed to be beneficially owned by Mr. Heins by reason of his right to acquire such shares within 60 days after March 1, 2008 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans and 4,927 shares of Common Stock deemed to be beneficially owned by Mr. Heins by reason of his right to acquire such shares within 60 days after March 1, 2008 through the vesting and delivery of shares of Common Stock pursuant to the award of RSUs under the 2006 Plan.

(7)	Mr. Mulrooney’s employment with Spherion ended on March 2, 2007.

(8)

Includes 5,000 shares of Common Stock deemed to be beneficially owned by Mr. Forese by reason of his right to acquire such shares within 60 days after March 1, 2008 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans and 21,013 shares of Common Stock deemed to be beneficially owned by Mr. Forese by reason of his right to acquire such shares within 60 days after March 1, 2008 through the vesting and delivery of shares of Common Stock pursuant to the DSU Plan and RSUs under the 2006 Plan.

(9)

Includes 86,111 shares of Common Stock deemed to be beneficially owned by Mr. Elbaum by reason of his right to acquire such shares within 60 days after March 1, 2008 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans and 93,887 shares of Common Stock deemed to be beneficially owned by Mr. Elbaum by reason of his right to acquire such shares within 60 days after March 1, 2008 through the vesting and delivery of shares of Common Stock pursuant to the DSU Plan and RSUs under the 2006 Plan.

(10)

Includes 43,738 shares of Common Stock deemed to be beneficially owned by Mr. Morrison by reason of his right to acquire such shares within 60 days after March 1, 2008 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans and 26,044 shares of Common Stock deemed to be beneficially owned by Mr. Morrison by reason of his right to acquire such shares within 60 days after March 1, 2008 through the vesting and delivery of shares of Common Stock pursuant to the DSU Plan and RSUs under the 2006 Plan.

(11)

Includes 43,738 shares of Common Stock deemed to be beneficially owned by Mr. Evans by reason of his right to acquire such shares within 60 days after March 1, 2008 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans and 26,044 shares of Common Stock deemed to be beneficially owned by Mr. Evans by reason of his right to acquire such shares within 60 days after March 1, 2008 through the vesting and delivery of shares of Common Stock pursuant to the DSU Plan and RSUs under the 2006 Plan.

(12)

Includes 43,738 shares of Common Stock deemed to be beneficially owned by Mr. Victory by reason of his right to acquire such shares within 60 days after March 1, 2008 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans and 5,550 shares of Common Stock deemed to be beneficially owned by Mr. Victory by reason of his right to acquire such shares within 60 days after March 1, 2008 through the vesting and delivery of shares of Common Stock pursuant to the DSU Plan and RSUs under the 2006 Plan.

(13)

Includes 5,000 shares of Common Stock deemed to be beneficially owned by Mr. Parker by reason of his right to acquire such shares within 60 days after March 1, 2008 through the exercise of stock options granted to him pursuant to the 2006 Plan and its predecessor plans and 15,601 shares of Common Stock deemed to be beneficially owned by Mr. Parker by reason of his right to acquire such shares within 60 days after March 1, 2008 through the vesting and delivery of shares of Common Stock pursuant to the DSU Plan and RSUs under the 2006 Plan.

(14)

Includes 13,126 shares of Common Stock deemed to be beneficially owned by Ms. Szostak by reason of her right to acquire such shares within 60 days after March 1, 2008 through the vesting and delivery of shares of Common Stock pursuant to the DSU Plan and RSUs under the 2006 Plan.

(15)

Includes an aggregate of 1,561,964 shares of Common Stock deemed to be beneficially owned by our directors and executive officers by reason of their right to acquire such shares within 60 days after March 1, 2008 through the exercise of stock options granted to them pursuant to the 2006 Plan and its predecessor plans and 317,652 shares of Common Stock deemed to be beneficially owned by our directors and executive officers by reason of their right to acquire such shares within 60 days after March 1, 2008 through the vesting and delivery of shares of Common Stock pursuant to the DSU and RSUs under the 2006 Plan. Also includes 52,924 shares of Common Stock held by our executive officers pursuant to the DCP.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of our officers, directors and persons who beneficially own more than ten percent of our Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of beneficial ownership of the Common Stock on Form 3 and reports of changes in beneficial ownership of the Common Stock on Form 4 or Form 5. Such persons are also required to furnish us with copies of all such reports filed. Based solely on our review of Forms 3, 4 and 5 and amendments thereto furnished to us with respect to Fiscal 2007, as well as any written representations furnished to us that no other reports were required, we believe that, during Fiscal 2007, all Section 16(a) filing requirements applicable to such persons were timely filed.

Proxy Solicitation Costs

     In addition to soliciting proxies by mail, certain of our employees may also solicit proxies personally, by telephone or otherwise, but such persons will not receive any special compensation for such services. We will reimburse brokerage firms, banks, fiduciaries, voting trustees and other nominees for customary costs of forwarding the soliciting material to each beneficial owner of stock held of record by them. We will pay the entire cost of this solicitation.

Reduce Duplicate Mailings

     The Securities and Exchange Commission rules permit companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more security holders sharing the same address by delivering only one proxy statement and annual report to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs. Under householding, each stockholder would continue to receive a separate proxy card or voting instruction card.

     If you are currently receiving multiple sets of Annual Meeting materials and wish only to receive one set, please make sure to choose that option on your Proxy Card when voting. If you own your shares in “street name,” you can request householding by calling or writing your brokerage firm, bank or other nominee.

     Certain of our stockholders whose shares are held in “street name” and who have consented to householding will receive only one set of our Annual Meeting materials per household this year. If your household received a single set of our Annual Meeting materials this year, you can request to receive additional copies of these materials by calling or writing your brokerage firm, bank or other nominee. Additionally, you may also contact us to receive additional Annual Meeting materials or to request that we cease householding your Annual Meeting materials by writing to the attention of Investor Relations at Spherion Corporation, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309 or by calling 954-308-7600.

Additional Information

     The Annual Report to our Stockholders for fiscal year ended December 30, 2007 (the “Annual Report”), and the Annual Report on Form 10-K for the fiscal year ended December 30, 2007 (the “Form 10-K”) are being mailed concurrently with this Proxy Statement to all stockholders of record as of March 24, 2008. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of the Annual Report and the Form 10-K so that such record holders could supply such material to beneficial owners as of March 24, 2008. A copy of our Form 10-K, our Governance Principles, each of the Charters of our Committees of the Board of Directors, and our Code of Business Conduct and Ethics and the Code of Ethics for Chief Executive Officer and Senior Financial Officers, will be available without charge upon written request to:

     Randal Atkinson
     Investor Relations
     Spherion Corporation
     2050 Spectrum Boulevard
     Fort Lauderdale, Florida 33309

BY ORDER OF THE BOARD OF DIRECTORS,

THAD S. FLORENCE
Secretary

April 11, 2008

2050 SPECTRUM BLVD. FT. LAUDERDALE, FL 33309	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 19, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Spherion Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 19, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Spherion Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SPHER1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SPHERION CORPORATION
Vote on Directors						FOR all ☐	Withhold all ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The election of three Class III members of the Board of Directors to hold office until the 2011 Annual Meeting of stockholders or until their successors are duly elected and qualified.

Nominees:	Class III 01) James J. Forese 02) J. Ian Morrison 03) A. Michael Victory

Vote on Proposal										For	Against	Abstain

Item 2. A proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the 2008 fiscal year.										☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)			Date

Annual Meeting of Stockholders - May 20, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Spherion Corporation, a Delaware corporation (“Spherion”), hereby acknowledge(s) receipt of the Notice of the 2008 Annual Meeting of Stockholders and related Proxy Statement, Spherion’s Form 10-K for the 2007 fiscal year and Spherion’s 2007 Annual Report to Stockholders. The undersigned hereby appoint(s) Mark W. Smith and Thad S. Florence, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, to vote on behalf and in the name of the undersigned, all shares of common stock, which the undersigned would be entitled to vote if then and there personally present at the Annual Meeting of Stockholders, to be held May 20, 2008 at 8:00 a.m., EDT, at Spherion's corporate headquarters, 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309, and at any adjournment or adjournments thereof, on all matters set forth on the reverse side.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be signed and dated, on the reverse side.)